Attachment


First Dearborn Income Securities, Inc.

N-SAR

Fiscal year ending September 30, 2001


77 K.  Changes in Registrant's certifying accountant.

KPMG LLP, which had served as the independent accountant for the Registrant since its organization in 1972, ceased its client-auditor relationship with the Registrant on September 5, 2001. KPMG's reports on the financial statements for each of the Registrant's past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and any subsequent interim period preceding such cessation, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.